EXHIBIT 99.1

Perrigo Reports Second Quarter 2024 Financial Results From Continuing Operations

Delivered Adjusted Diluted Earnings Per Share Results as Expected; Reaffirm Fiscal 2024 Adjusted Diluted EPS Outlook

Progressing One Perrigo Blueprint: On Target to Deliver Project Energize Goals; Enhancing Capabilities; Completed Divestment of HRA Pharma Rare Diseases Business on July 10, 2024

Second Quarter 2024 Highlights:

•Net sales of $1.1 billion declined 10.7% versus the prior year quarter. Organic1 net sales decreased 9.1%, due primarily to -6.8 percentage points from lower net sales of infant formula driven by actions to augment and strengthen the infant formula network, and -4.0 percentage points due to lower net sales in the Upper Respiratory and Pain & Sleep Aids categories stemming from lower seasonal demand. These factors more than offset organic net sales growth of +1.7 percentage points across the rest of the business.

•Consumer Self-Care International ("CSCI") net sales declined 2.5% compared to the prior year quarter. Organic net sales growth was +1.0%, including -3.5 percentage points from lower net sales in the Upper Respiratory and Pain & Sleep Aids categories due to lower seasonal demand and supply constraints. This impact was offset by +4.5 percentage points from strength across the rest of the business.

•Consumer Self-Care Americas ("CSCA") net sales decreased 15.5% compared to the prior year quarter, stemming primarily from -10.8 percentage points from lower net sales of infant formula driven by actions to augment and strengthen the infant formula network, and -4.4 percentage points from lower net sales in the Upper Respiratory and Pain & Sleep Aids categories due to lower seasonal demand and SKU prioritization actions to enhance margins.
•GAAP ("reported") gross margin was 37.0%, a 120 basis points increase compared to the prior year quarter. Non-GAAP ("adjusted") gross margin expanded 190 basis points to 40.6%.

•GAAP operating loss was $(27) million, compared to income of $57 million in the prior year quarter. Adjusted operating income of $139 million, increased 1.5% compared to the prior year period. Excluding the year-over-year impact from infant formula, adjusted operating income grew 16.7%.

•Reported operating margin was (2.5)%, a 730 basis points decrease compared to the prior year quarter. Adjusted operating margin expanded 160 basis points to 13.1%, driven primarily by benefits from Project Energize.

•Reported diluted earnings (loss) per share was $(0.77), compared to reported diluted earnings per share ("EPS") of $0.06 in the prior year quarter.

•Adjusted diluted EPS was $0.53, compared to $0.63 in the prior year quarter, a decline of $0.10 per share due primarily to discrete tax benefits in the prior year quarter of $0.09 and a year-over-year impact of -$0.14 per share from infant formula, which was mostly offset by the rest of the business.

•Cash and cash equivalents2 on the balance sheet as of June 29, 2024 were $543 million, not including upfront proceeds of $205 million received from the divested HRA Pharma Rare Diseases business completed on July 10, 2024.

First Half 2024 Highlights:

•Net sales of $2.1 billion decreased 9.6% versus the prior year period. Organic net sales decreased 8.1%, due primarily to -5.3 percentage points from lower net sales of infant formula driven by actions to augment and strengthen the infant formula network, -3.3 percentage points from lower net sales in the Upper Respiratory and Pain & Sleep Aids categories (excluding SKU prioritization actions) due to lower seasonal demand and -2.4 percentage points from SKU prioritization actions to enhance margins. These factors more than offset organic net sales growth of +2.9 percentage points across the rest of the business.

•CSCI first half net sales of $869 million grew 1.0% compared to the prior year period. Organic net sales grew 3.9%, including -3.6 percentage points from lower net sales in the Upper Respiratory and Pain & Sleep Aids categories due to lower seasonal demand and supply constraints.

•CSCA first half net sales of $1.3 billion decreased 15.6% compared to the prior year period, stemming from -8.6 percentage points from lower net sales of infant formula, and -6.8 percentage points from SKU prioritization actions and lower net sales in the Upper Respiratory and Pain & Sleep Aids categories.

•GAAP operating loss was $(82) million, compared to income of $105 million in the prior year quarter. Adjusted operating income of $232 million, decreased 9.6% compared to the prior year period. Excluding the year-over-year impact from infant formula, adjusted operating income grew 16.7%

•Reported EPS for the first half of 2024 was a loss of $(0.74), as compared to earnings per share of $0.06 in the prior year period.

•Adjusted diluted EPS for the first half of 2024 was $0.83, as compared to $1.08 in the prior year period, due primarily to a year-over-year impact from infant formula of -$0.43 per share and discrete tax benefits in the prior year period of $0.08 per share.
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Fiscal Year 2024 Outlook:

•Company updates its fiscal 2024 organic net sales growth outlook versus the prior year to -3% to -1%, from +1% to +3%, and total net sales growth outlook to -5% to -3% from flat, due primarily to lower seasonal demand experienced in the first half of 2024 and expected lower distribution in U.S. store brand in the second half of 2024.

•The Company reaffirms its fiscal 2024 adjusted diluted EPS outlook of $2.50-$2.65, as increased profitability from faster than anticipated recovery in the infant formula business, improved product mix and lower selling expenses are expected to be offset by flow-through from the updated net sales outlook.

(1) See attached Appendix for details. Change in net sales on an organic basis excludes the effects of acquisitions, divestitures, exited product lines and the impact of currency.
(2) The Company has $4.7 million of restricted cash as of June 29, 2024 in cash, cash equivalents and restricted cash on the Consolidated Balance Sheet. The Company entered into an agreement to extend a credit line to an existing customer in exchange for a cash security deposit. The agreement requires the cash to be held in a separate account and will be returned to the customer at the expiration of the agreement provided all credits have been paid as agreed.
(3) All tables and data may not add due to rounding. Percentages are based on actuals.

Dublin, Ireland - August 2, 2024 - Perrigo Company plc (NYSE: PRGO) (“Perrigo” or the “Company”), a leading provider of Consumer Self-Care Products, today announced financial results from continuing operations for the second quarter ended June 29, 2024. All comparisons are against the prior year fiscal second quarter, unless otherwise noted.

President and CEO, Patrick Lockwood-Taylor commented, "During the second quarter, we continued to progress our blueprint to build One Perrigo by driving our Project Energize and Supply Chain Reinvention efficiency programs and further consumerizing, simplifying and scaling our business. As we are building out critical capabilities needed to win in self-care, we have also faced challenges, notably in the infant formula regulatory environment in the U.S. as we work together to ensure the supply of this critical product for caregivers and babies. I have been especially proud to work alongside my team as we have addressed these issues head on and with a spirit of resiliency. We are emerging as a stronger company as a result."

Lockwood-Taylor continued, "Our second quarter topline results were impacted by actions to augment and strengthen infant formula, lower seasonal demand compared to the prior year and, to a lesser extent, final SKU prioritization actions to enhance margins in CSCA. These factors more than offset growth across the rest of our portfolio. We continued to execute well throughout our business, which delivered meaningful margin expansion. And, we achieved first half 2024 adjusted diluted EPS in line with our 2024 outlook."

Lockwood-Taylor concluded, "We are currently making significant progress in quality control, production, packaging and release attainment. We are increasingly confident in the second half profit recovery of this business, which in addition to improved mix and lower variable expenses, are expected to offset lower seasonal demand in the first half of the year and lower distribution in U.S. store brand in the second half of the year. This leads us to reaffirm our 2024 adjusted EPS outlook."

Refer to Tables I through VII at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Consolidated Statements of Operations, Balance Sheets and Statements of Cash Flows.

Project Energize

Perrigo has successfully transformed into a pure-play consumer self-care company and is embarking on the next stage of its self-care journey – evolving to One Perrigo. This evolution will create sustainable, value accretive growth through a blended-branded business model that better positions the Company to win in self-care.

As part of the Company's sustainable, value accretive growth strategy, the Company launched Project Energize – a global investment and efficiency program to drive the next evolution of capabilities and organizational agility during the first quarter of 2024. This three-year program is expected to produce significant benefits in the Company’s long-term business performance by enabling our One Perrigo growth strategy, increasing organizational agility and mitigating impacts from augmenting and strengthening infant formula.

Project Energize is expected to deliver annualized pre-tax savings in the range of $140 million to $170 million by 2026. The Company expects $40 million to $60 million of these savings to be reinvested to drive its blended-branded business model. Restructuring and related charges associated with these actions are estimated to be in the range of $140 million to $160 million, including $20 million to $40 million in investments to enhance capabilities, and are expected to be substantially incurred by the end of 2026. Restructuring activities as part of Project Energize are expected to result in the net reduction of approximately 6% of total Perrigo roles. Year-to-date, Project Energize has achieved gross savings of approximately $53 million.

Perrigo Second Quarter 2024 Results from Continuing Operations

Second Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Product Line Exits	Organic Net Sales Growth
CSCA	(15.5)%	—%	(15.5)%	(0.4)%	(15.1)%
CSCI	(2.5)%	(2.4)%	(0.1)%	(1.1)%	1.0%
Total Perrigo	(10.7)%	(0.9)%	(9.8)%	(0.6)%	(9.1)%

Second Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-IV for reconciliation to GAAP)
	Three Months Ended June 29, 2024	Three Months Ended July 1, 2023	Percentage Change YoY
Net Sales	$1,066	$1,193	(10.7)%

Reported Gross Profit	$395	$428	(7.8)%
Reported Gross Margin	37.0%	35.9%	120 bps
Reported Operating (Loss) Income	($27)	$57	n/m
Reported Operating Margin	(2.5)%	4.8%	(730) bps
Reported Net (Loss) Income	($106)	$9	n/m
Reported Diluted (Loss) Earnings Per Share	($0.77)	$0.06	n/m

Adjusted Gross Profit	$433	$462	(6.4)%
Adjusted Gross Margin	40.6%	38.7%	190 bps
Adjusted Operating Income	$139	$137	1.5%
Adjusted Operating Margin	13.1%	11.5%	160 bps
Adjusted Net Income	$74	$87	(15.1)%
Adjusted Diluted EPS	$0.53	$0.63	(15.9)%

Reported net sales of $1.1 billion decreased $128 million, or 10.7%, due primarily to a decline in organic net sales of 9.1%, exited product lines of -0.6% and foreign currency translation of -0.9%. Organic net sales comprised strategic pricing actions of +3.7 percentage points and volume/mix of -12.8 percentage points, due primarily to actions to augment and strengthen the infant formula network.

Organic net sales were impacted by -6.8 percentage points due to lower net sales of infant formula and -4.0 percentage points due to lower net sales in the Upper Respiratory and Pain & Sleep Aids categories. These factors more than offset organic net sales growth of +1.7 percentage points across the rest of the business, led by 1) growth in branded product offerings, including Compeed®, Mederma® and EllaOne®, 2) e-commerce growth, and 3) new products, including the launch of Opill® in the U.S.

Reported gross profit of $395 million, decreased $33 million, or 7.8%. Adjusted gross profit of $433 million decreased $29 million, or 6.4%, due primarily to actions to augment and strengthen infant formula, lower net sales volumes and overhead absorption, and higher cost of goods sold inflation in the CSCI segment. These factors were partially offset by savings from the Company's Supply Chain Reinvention and Project Energize programs.

Reported gross margin was 37.0%, a 120 basis points increase versus the prior year quarter. Adjusted gross margin expanded 190 basis points to 40.6%, driven by the same factors as adjusted gross profit, in addition to benefits from purposeful SKU prioritization actions in CSCA.

Reported operating loss of $27 million compared to operating income of $57 million in the prior year period, due primarily to restructuring charges related to Project Energize, an impairment recognized as part of the sale of HRA Pharma Rare Diseases business and unusual litigation costs. Adjusted operating income increased $2 million to $139 million as Project Energize cost savings and lower variable expenses were partially offset by the decrease in gross profit. Excluding infant formula from both years, adjusted operating income grew 16.7%.

Reported operating margin was (2.5)%, a 730 basis points decrease versus the prior year quarter, due primarily to the same factors as reported operating loss. Adjusted operating margin was 13.1%, an increase of 160 basis points versus the prior year quarter, due primarily to adjusted gross margin flow through and Project Energize cost savings.

Reported net loss was $106 million, or ($0.77) per diluted share, compared to reported net income of $9 million, or $0.06 per diluted share, in the prior year. Second quarter 2024 adjusted net income was $74 million, or $0.53 per diluted share, compared to $87 million, or $0.63 per diluted share, in the prior year. The decline in adjusted EPS of $0.10 was due primarily to discrete tax benefits in the prior year quarter of $0.09 and a -$0.14 year-over-year impact from Infant formula, which was partially offset by the rest of the business.

Second Quarter 2024 Business Segment Results from Continuing Operations

Consumer Self-Care Americas Segment (CSCA)

Second Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Product Line Exits	Organic Net Sales Growth
CSCA	(15.5)%	—%	(15.5)%	(0.4)%	(15.1)%

Second Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-IV for reconciliation to GAAP)
	Three Months Ended June 29, 2024	Three Months Ended July 1, 2023	Percentage Change YoY
CSCA Net Sales	$634	$751	(15.5)%

Reported Gross Profit	$190	$225	(15.5)%
Reported Gross Margin	29.9%	29.9%	0 bps
Reported Operating Income	$69	$98	(29.1)%
Reported Operating Margin	10.9%	13.0%	(210) bps

Adjusted Gross Profit	$201	$229	(12.1)%
Adjusted Gross Margin	31.7%	30.5%	120 bps
Adjusted Operating Income	$91	$114	(19.9)%
Adjusted Operating Margin	14.4%	15.2%	(80) bps

CSCA reported net sales of $634 million decreased $117 million, or 15.5%, due primarily to a decline in organic net sales of 15.1% and exited product lines of -0.4%.

Organic net sales were impacted by 1) -10.8 percentage points impact from lower net sales of infant formula, and 2) -4.4 percentage points from lower net sales in the Upper Respiratory and Pain & Sleep Aids categories due to lower seasonal demand and SKU prioritization actions to enhance margins. Growth in e-commerce, new products, including Opill®, and products in the Lifestyle category were offset by the remaining business.

Reported gross profit of $190 million decreased $35 million, or 15.5%. Adjusted gross profit declined $28 million to $201 million due primarily to lower sales volumes primarily in Nutrition and unfavorable overhead absorption stemming from OTC manufacturing, partially offset by strategic pricing actions, and Supply Chain Reinvention and Project Energize cost savings.

Reported gross margin was 29.9%, flat versus the prior year quarter. Adjusted gross margin expanded 120 basis points to 31.7%, driven by the same factors as adjusted gross profit, primarily Supply Chain Reinvention and Project Energize cost savings.

Reported operating income was $69 million compared to $98 million in the prior year quarter. Adjusted operating income declined $23 million, or 19.9%, to $91 million as adjusted gross profit flow through and higher branded advertising and promotion investments were partially offset by Project Energize cost savings.

Reported operating margin was 10.9%, a 210 basis points decrease versus the prior year quarter. Adjusted operating margin declined 80 basis points to 14.4% driven by the same factors as adjusted operating income.

Consumer Self-Care International Segment (CSCI)

Second Quarter 2024 Net Sales Change Compared to Prior Year(3)
	Reported Net Sales Growth	Foreign Exchange Impact	Constant Currency Net Sales	Product Line Exits	Organic Net Sales Growth
CSCI	(2.5)%	(2.4)%	(0.1)%	(1.1)%	1.0%

Second Quarter 2024 Change Compared to Prior Year(3)
(in millions, except earnings per share; see attached Tables I-IV for reconciliation to GAAP)
	Three Months Ended June 29, 2024	Three Months Ended July 1, 2023	Percentage Change YoY
CSCI Net Sales	$431	$442	(2.5)%

Reported Gross Profit	$205	$204	0.7%
Reported Gross Margin	47.5%	46.0%	150 bps
Reported Operating (Loss) Income	($10)	$9	n/m
Reported Operating Margin	(2.4)%	2.0%	(440) bps

Adjusted Gross Profit	$231	$233	(0.7)%
Adjusted Gross Margin	53.6%	52.6%	100 bps
Adjusted Operating Income	$91	$70	29.5%
Adjusted Operating Margin	21.0%	15.8%	520 bps

CSCI reported net sales growth declined 2.5%, as organic net sales growth of 1.0%, was more than offset by -1.1% from product line exits and -2.4% from foreign currency translation.

Organic net sales were driven by growth in the Skin Care and Women's Health categories stemming from market share gains in key brands, strategic pricing actions and new products. These drivers were offset by lower net sales in the Upper Respiratory and Pain & Sleep Aids categories, due to lower seasonal demand and supply constraints.

Reported gross profit of $205 million increased $1 million, or 0.7%. Adjusted gross profit of $231 million declined 0.7%, or an increase of 1.8% on a constant currency basis, as strategic pricing actions, new products and Supply Chain Reinvention savings were partially offset by lower sales volumes and cost of goods sold inflation.

Reported gross margin was 47.5%, an increase of 150 basis points compared to the prior year quarter. Adjusted gross margin expanded 100 basis points to 53.6% driven by the same factors as adjusted gross profit.

Reported operating loss was $10 million compared to operating income of $9 million in the prior year quarter. Adjusted operating income increased 29.5%, or 34.4% on a constant currency basis, to $91 million, due primarily to lower advertising and promotion investments and Project Energize cost savings.

Reported operating margin was (2.4)%, a 440 basis points decrease versus the prior year quarter, due primarily to an impairment recognized as part of the sale of HRA Pharma Rare Diseases business and increased restructuring expenses. Adjusted operating margin expanded 520 basis points to 21.0%, due primarily to operating leverage and lower advertising and promotion investments.

Cash Flow and Balance Sheet

Second quarter 2024 cash from operations was $10 million compared to cash flow of $53 million last year. Capital expenditures were $29 million compared to $20 million in the prior year. The Company returned $38 million to shareholders through dividends during the quarter. Cash and cash equivalents2 on the balance sheet as of June 29, 2024 were $543 million, not including proceeds of $205 million received from the divestment of the HRA Pharma Rare Diseases business completed on July 10, 2024. Total debt as of June 29, 2024 was $4.1 billion, flat compared to the prior year.

Fiscal 2024 Outlook

The Company is updating its fiscal 2024 organic net sales growth outlook versus the prior year to approximately -3% to -1%, from +1% to +3%, and total net sales growth outlook to -5% to -3% from flat, due primarily to lower seasonal demand experienced in the first half of 2024 and expected lower distribution in U.S. store brand in the second half of 2024.

The Company is reaffirming:

•Interest expense of approximately $180 million,
•Full year adjusted tax rate of approximately 20.5%,
•Adjusted diluted EPS of between $2.50 to $2.65, and
•Operating cash flow conversion (operating cash flow as a percentage of adjusted net income) of approximately 90% to 100%.

The Company cannot reconcile its expected organic net sales growth, adjusted diluted earnings per share to diluted earnings per share, adjusted tax rate or operating cash flow conversion under "Fiscal 2024 Outlook" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include, but are not limited to uncertainty of non-recurring infant formula related charges and timing and amount of restructuring charges and the income tax effects of these items or other income tax-related events.

About Perrigo

Perrigo Company plc (NYSE: PRGO) is a leading provider of Consumer Self-Care Products and over-the-counter (OTC) health and wellness solutions that enhance individual well-being by empowering consumers to proactively prevent or treat conditions that can be self-managed. Visit Perrigo online at www.perrigo.com.

Webcast and Conference Call Information

The earnings conference call will be available live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 888-664-6383, International 416-764-8650, and reference ID # 294776. A taped replay of the call will be available beginning at approximately 12:00 P.M. (EST) Friday, August 2, until midnight Friday, August 9, 2024. To listen to the replay, dial 888-390-0541, International at 416-764-8677, and use access code 294776#.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including: supply chain impacts on the Company’s business, including those caused or exacerbated by armed conflict, trade and other economic sanctions and/or disease; general economic, credit, and market conditions; the impact of the war in Ukraine and any escalation thereof, including the effects of economic and political sanctions imposed by the United States, United Kingdom, European Union, and other countries related thereto; the outbreak or escalation of conflict in other regions where we do business; current and future impairment charges, including those related to the sale of the Héra SAS ("HRA Pharma") Rare Diseases Business, if we determine that the carrying amount of specific assets may not be recoverable from the expected future cash flows of such assets; customer acceptance of new products; competition from other industry participants, some of whom have greater marketing resources or larger market shares in certain product categories than the Company does; pricing pressures from customers and consumers; resolution of uncertain tax positions and any litigation relating thereto, ongoing or future government investigations and regulatory initiatives; uncertainty regarding the Company’s ability to obtain and maintain its regulatory approvals; potential costs and reputational impact of product recalls or sales halts; potential adverse changes to U.S. and foreign tax, healthcare and other government policy; the effect of epidemic or pandemic disease; the timing, amount and cost of any share repurchases (or the absence thereof) and/or any refinancing of outstanding debt at or prior to maturity; fluctuations in currency exchange rates and interest rates; the Company’s ability to achieve benefits expected from its sale of the HRA Rare Diseases Business, including potential earnout payments, and the risk that potential costs or liabilities incurred or retained in connection with that transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; and the risk that potential costs or liabilities incurred or retained in connection with the sale of the Company’s RX business transaction may exceed the Company’s estimates or adversely affect the Company’s business or operations; the Company’s ability to achieve the benefits expected from the acquisitions of HRA Pharma and Nestlé’s Gateway infant formula plant along with the U.S. and Canadian rights to the GoodStart® infant formula brand and other related formula brands ("Gateway") and/or the risks that the Company’s synergy estimates are inaccurate or that the Company faces higher than anticipated integration or other costs in connection with the acquisitions; risks associated with the integration of HRA Pharma and Gateway, including the risk that growth rates are adversely affected by any delay in the integration of sales and distribution networks; the consummation and success of other announced and unannounced acquisitions or dispositions, and the Company’s ability to realize the desired benefits thereof; and the Company’s ability to execute and achieve the desired benefits of announced cost-reduction efforts and other strategic initiatives and investments, including the Company’s ability to achieve the expected benefits from its ongoing restructuring programs described herein. Adverse results with respect to pending litigation could have a material adverse impact on the Company's operating results, cash flows and liquidity, and could ultimately require the use of corporate assets to pay damages, reducing assets that would otherwise be available for other corporate purposes. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, as well as the Company’s subsequent filings with the United States Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Measures

This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different from the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operations, balance sheets or statements of cash flows of the Company. Pursuant to the requirements of the U.S. Securities and Exchange Commission, the Company has provided reconciliations to the most directly comparable U.S. GAAP measures for the following non-GAAP financial measures referred to in this press release:

•net sales growth on an organic basis, which excludes acquisitions, divested businesses, exited product lines, and the impact of currency,
•adjusted gross profit,
•adjusted net income,
•adjusted operating income,
•adjusted diluted earnings per share,
•constant currency net sales growth, adjusted operating income, and adjusted gross profit,
•adjusted operating margin, and
•adjusted gross margin.

These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies. The Company presents these non-GAAP financial measures in order to provide transparency to our investors because they are measures that management uses to assess both management performance and the financial performance of our operations and to allocate resources. In addition, management believes that these measures may assist investors with understanding and evaluating our initiatives to drive improved financial performance and enables investors to supplementally compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. While we have excluded certain of these items from historical non-GAAP financial measures, there is no guarantee that the items excluded from non-GAAP financial measures will not continue into future periods. For instance, we expect to continue to experience and report restructuring-related charges associated with continued execution of our strategic initiatives.

The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and, where applicable, with companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or that we believe obscure underlying business operational trends. The intangible asset amortization excluded from these non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements and is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted net income, adjusted operating income, adjusted diluted EPS, adjusted gross margin and adjusted operating margin are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company also discloses net sales growth excluding the impact of currency on an organic basis. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past and present underlying operating results, and also facilitate analysis of the Company’s operating performance and acquisition and divestiture trends.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.

Perrigo Contact

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications; (269) 686-3373; E-mail: bradley.joseph@perrigo.com

Nicholas Gallagher, Senior Manager, Global Investor Relations & Corporate Communications; (269) 686-3238, E-mail: nicholas.gallagher@perrigo.com

PERRIGO COMPANY PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Net sales	$1,065.5	$1,193.1	$2,147.5	$2,374.8
Cost of sales	670.8	765.1	1,395.1	1,532.9
Gross profit	394.7	428.0	752.4	841.9

Operating expenses
Distribution	24.6	28.6	49.5	57.2
Research and development	29.4	32.2	58.4	63.3
Selling	150.1	171.1	300.4	339.0
Administration	126.1	132.6	256.4	267.6
Impairment charges	34.1	—	34.1	—
Restructuring	36.9	6.7	81.3	10.2
Other operating expense (income), net	20.0	—	54.0	(0.8)
Total operating expenses	421.2	371.2	834.1	736.5

Operating (loss) income	(26.5)	56.8	(81.7)	105.4

Interest expense, net	44.1	44.0	87.1	87.6
Other expense (income), net	3.4	(9.7)	3.8	(9.0)
Income (loss) from continuing operations before income taxes	(74.0)	22.5	(172.6)	26.8
Income tax (benefit) expense	31.7	13.6	(71.0)	19.0
Income (loss) from continuing operations	(105.7)	8.9	(101.6)	7.8
Income (loss) from discontinued operations, net of tax	(2.7)	(0.5)	(4.8)	(2.4)
Net income (loss)	$(108.4)	$8.4	$(106.4)	$5.4

Earnings (loss) per share
Basic
Continuing operations	$(0.77)	$0.07	$(0.74)	$0.06
Discontinued operations	(0.02)	(—)	(0.04)	(0.02)
Basic earnings (loss) per share	$(0.79)	$0.06	$(0.78)	$0.04
Diluted
Continuing operations	$(0.77)	$0.06	$(0.74)	$0.06
Discontinued operations	(0.02)	(—)	(0.04)	(0.02)
Diluted earnings (loss) per share	$(0.79)	$0.06	$(0.78)	$0.04

Weighted-average shares outstanding
Basic	137.1	135.3	136.9	135.1
Diluted	137.1	136.6	136.9	136.5

PERRIGO COMPANY PLC
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)
(unaudited)

	June 29, 2024	December 31, 2023
Assets
Cash, cash equivalents and restricted cash	$542.8	$751.3
Accounts receivable, net of allowance for credit losses of $7.6 and $7.8, respectively	726.0	739.6
Inventories	1,116.2	1,140.9
Prepaid expenses and other current assets	281.8	201.1
Current assets held for sale	292.3	—
Total current assets	2,959.1	2,832.9
Property, plant and equipment, net	909.9	916.4
Operating lease assets	190.0	183.6
Goodwill and indefinite-lived intangible assets	3,374.8	3,534.4
Definite-lived intangible assets, net	2,633.6	2,980.8
Deferred income taxes	13.8	25.8
Other non-current assets	316.1	335.2
Total non-current assets	7,438.2	7,976.2
Total assets	$10,397.3	$10,809.1
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$471.5	$477.7
Payroll and related taxes	125.4	127.0
Accrued customer programs	168.6	163.5
Other accrued liabilities	218.5	335.4
Accrued income taxes	11.8	42.1
Current indebtedness	440.8	440.6
Current liabilities held for sale	51.5	—
Total current liabilities	1,488.1	1,586.3
Non-current liabilities
Long-term debt, less current portion	3,616.8	3,632.8
Deferred income taxes	211.7	262.3
Other non-current liabilities	535.4	559.8
Total non-current liabilities	4,363.9	4,454.9
Total liabilities	5,852.0	6,041.2
Contingencies - Refer to Note 16
Shareholders’ equity
Controlling interests:
Preferred shares, $0.0001 par value per share, 10 shares authorized	—	—
Ordinary shares, €0.001 par value per share, 10,000 shares authorized	6,786.2	6,837.5
Accumulated other comprehensive income	(54.2)	10.7
Retained earnings (accumulated deficit)	(2,186.7)	(2,080.3)
Total shareholders’ equity	4,545.3	4,767.9
Total liabilities and shareholders' equity	$10,397.3	$10,809.1

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	136.4	135.5

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Six Months Ended
	June 29, 2024	July 1, 2023
Cash Flows From (For) Operating Activities
Net income (loss)	$(106.4)	$5.4
Adjustments to derive cash flows:
Depreciation and amortization	163.3	182.6
Settlement of interest rate derivatives	41.2	—
Share-based compensation	38.6	43.5
Restructuring charges	38.3	10.2
Impairment charges	34.1	—
Deferred income taxes	1.3	(1.8)
Amortization of debt discount	0.7	1.4
Gain on sale of assets	—	(4.0)
Other non-cash adjustments, net	15.9	1.6
Subtotal	227.0	238.9
Increase (decrease) in cash due to:
Accrued income taxes	(130.8)	(33.2)
Payroll and related taxes	(69.6)	(42.5)
Accounts receivable	(17.3)	(72.5)
Other accrued liabilities	(16.9)	(0.3)
Inventories	(2.9)	(11.1)
Accrued customer programs	5.8	35.1
Prepaid expenses and other current assets	12.2	10.9
Accounts payable	13.9	(68.8)
Other operating, net	(13.3)	15.8
Subtotal	(218.9)	(166.6)
Net cash from operating activities	8.1	72.3
Cash Flows From (For) Investing Activities
Additions to property, plant and equipment	(53.5)	(43.2)
Settlement of foreign currency derivatives	(45.8)	—
Proceeds from sale of assets	—	1.8
Proceeds from royalty rights	2.5	17.4
Net cash for investing activities	(96.8)	(24.0)
Cash Flows For Financing Activities
Cash dividends	(75.3)	(73.2)
Payments on long-term debt	(19.6)	(14.9)
Other financing, net	(15.3)	(11.2)
Net cash for financing activities	(110.2)	(99.3)
Effect of exchange rate changes on cash and cash equivalents	(9.6)	5.5
Net decrease in cash and cash equivalents	(208.5)	(45.5)
Cash, cash equivalents and restricted cash of continuing operations, beginning of period	751.3	600.7
Cash, cash equivalents and restricted cash of continuing operations, end of period	$542.8	$555.2

See accompanying Notes to the Condensed Consolidated Financial Statements.

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 29, 2024				Three Months Ended July 1, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)
Reported	$394.7	$(26.5)	$(105.7)	$(0.77)	$428.0	$56.8	$8.9	$0.06
As a % of reported net sales(2)	37.0%	(2.5)%	(9.9)%		35.9%	4.8%	0.7%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	33.8	57.8	58.3	0.42	33.7	69.7	70.1	0.51
Restructuring charges and other termination benefits	0.1	37.2	37.2	0.27	0.1	5.8	5.8	0.04
Impairment charges (3)	—	34.1	34.1	0.25	—	—	—	—
Unusual litigation	—	26.4	26.4	0.19	—	2.1	2.1	0.02
Infant formula remediation	3.9	4.8	4.8	0.03	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	1.5	1.5	0.01	—	2.9	2.9	0.02
Milestone payments received related to royalty rights	—	—	—	—	—	—	(10.0)	(0.07)
Other (4)	—	4.1	4.1	0.03	—	—	—	—
Non-GAAP tax adjustments(5)	—	—	12.9	0.09	—	—	6.8	0.05
Adjusted	$432.5	$139.3	$73.5	$0.53	$461.8	$137.3	$86.7	$0.63
As a % of reported net sales(2)	40.6%	13.1%	6.9%		38.7%	11.5%	7.3%

Diluted weighted average shares outstanding (in millions)
			Reported	137.1				136.6
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.4				—
			Adjusted	137.5				136.6
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the three months ended June 29, 2024 and July 1, 2023 were $1,065.5 million and $1,193.1 million, respectively.
(3) At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(4) Other pre-tax adjustments include $4.1 million related to professional consulting fees for the divestiture of the Rare Diseases Business.
(5 Non-GAAP tax adjustments for the three months ended June 29, 2024 are primarily due to $11.9 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $25.7 million of tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives. Non-GAAP tax adjustments for the three months ended July 1, 2023 are primarily due to $14.3 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC 740 - Income Taxes, offset by the removal of $20.6 million of tax expense related to audit settlements.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE I (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 29, 2024				Six Months Ended July 1, 2023
Consolidated Continuing Operations	Gross Profit	Operating Income (Loss)	Income (Loss) from Continuing Operations(1)	Diluted Earnings (Loss) per Share(1)	Gross Profit	Operating Income	Income from Continuing Operations(1)	Diluted Earnings per Share(1)
Reported	$752.4	$(81.7)	$(101.6)	$(0.74)	$841.9	$105.4	$7.8	$0.06
As a % of reported net sales(2)	35.0%	(3.8)%	(4.7)%		35.5%	4.4%	0.3%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	66.5	116.5	117.5	0.86	62.7	135.2	136.3	0.99
Restructuring charges and other termination benefits	0.3	81.5	81.5	0.60	0.1	9.2	9.2	0.07
Unusual litigation	—	63.6	63.6	0.46	—	5.2	5.2	0.04
Impairment charges(3)	—	34.1	34.1	0.25	—	—	—	—
Infant formula remediation	8.8	10.5	10.5	0.08	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	1.8	1.8	0.01	—	6.4	6.4	0.05
Gain on divestitures and investment securities	—	—	—	—	—	(4.6)	(4.7)	(0.03)
Milestone payments received related to royalty rights	—	—	—	—	—	—	(10.0)	(0.07)
Other(4)	—	5.9	6.0	0.04	—	—	—	—
Non-GAAP tax adjustments(5)	—	—	(99.8)	(0.73)	—	—	(2.6)	(0.02)
Adjusted	$828.0	$232.3	$113.8	$0.83	$904.7	$256.8	$147.7	$1.08
As a % of reported net sales(2)	38.6%	10.8%	5.3%		38.1%	10.8%	6.2%

Diluted weighted average shares outstanding (in millions)
			Reported	136.9				135.1
Effect of dilution as reported amount was a loss, while adjusted amount was income(6)				0.7				—
			Adjusted	137.6				136.5
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Individual pre-tax line item adjustments have not been tax effected, as tax expense on these items are aggregated in the "Non-GAAP tax adjustments" line item.
(2) Reported net sales for the six months ended June 29, 2024 and July 1, 2023 were $2,147.5 million and $2,374.8 million, respectively.
(3) At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(4) Other pre-tax adjustments include $5.2 million related to professional consulting fees for potential divestitures and $0.8 million related to a foreign jurisdiction transfer tax payment.
(5) Non-GAAP tax adjustments for the six months ended June 29, 2024 are primarily due to $40.3 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $58.4 million tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives. Non-GAAP tax adjustments for the six months ended July 1, 2023 are primarily due to $26.7 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC740 - Income Taxes, offset by the removal of (1) $20.6 million of tax expense related to audit settlements and (2) $3.0 million of tax expense related to a valuation allowance.
(6) In the period of a net loss, reported diluted shares outstanding equal basic shares outstanding.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 29, 2024			Three Months Ended July 1, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$29.4	$320.8	$71.0	$32.2	$332.3	$6.7
As a % of reported net sales(1)	2.8%	30.1%	6.7%	2.7%	27.9%	0.6%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.2)	(23.8)	—	(0.2)	(35.7)	—
Restructuring charges and other termination benefits	—	(0.2)	(36.9)	—	—	(5.7)
Impairment charges(2)	—	—	(34.1)	—	—	—
Unusual litigation	—	(26.4)	—	—	(2.1)	—
Acquisition and integration-related charges and contingent consideration adjustments	—	(1.5)	—	—	(2.9)	—
Infant formula remediation	—	(0.9)	—	—	—	—
Other (3)	—	(4.1)	—	—	—	—
Adjusted	$29.2	$264.0	$—	$32.0	$291.6	$1.0
As a % of reported net sales (1)	2.7%	24.8%	—%	2.7%	24.4%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended June 29, 2024 and July 1, 2023 were $1,065.5 million and $1,193.1 million, respectively.
(2) At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(3) Other pre-tax adjustments include $4.1 million related to professional consulting fees for the divestiture of the Rare Diseases Business.

TABLE II (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 29, 2024			Six Months Ended July 1, 2023
Consolidated Continuing Operations	R&D Expense	DSG&A Expense	Restructuring and Other	R&D Expense	DSG&A Expense	Restructuring and Other
Reported	$58.4	$660.3	$115.4	$63.3	$663.8	$9.4
As a % of reported net sales (1)	2.7%	30.7%	5.4%	2.7%	28.0%	0.4%
Pre-tax adjustments:
Restructuring charges and other termination benefits	—	(0.2)	(81.1)	—	(0.7)	(8.4)
Unusual litigation	—	(63.6)	—	—	(5.2)	—
Amortization expense related primarily to acquired intangible assets	(0.4)	(49.5)	—	—	(72.5)	—
Impairment charges(2)	—	—	(34.1)	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	(1.8)	—	—	(6.4)	—
Infant formula remediation	—	(1.8)	—	—	—	—
Loss on divestitures and investment securities	—	—	—	—	4.6	—
Other(3)	—	(6.0)	—	—	—	—
Adjusted	$57.9	$537.6	$0.2	$63.3	$583.6	$1.0
As a % of reported net sales (1)	2.7%	25.0%	—%	2.7%	24.6%	—%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the six months ended June 29, 2024 and July 1, 2023 were $2,147.5 million and $2,374.8 million, respectively.
(2) At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.
(3) Other pre-tax adjustments include $5.2 million related to professional consulting fees for potential divestitures and $0.8 million related to a foreign jurisdiction transfer tax payment.

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 29, 2024		Three Months Ended July 1, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax Expense (Benefit)	Interest and Other	Income Tax Expense (Benefit)
Reported	$47.5	$31.7	$34.3	$13.6
As a % of reported net sales (1)	4.5%	3.0%	2.9%	1.1%
Effective tax rate		(42.8)%		60.5%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	(0.5)	—	(0.5)	—
Milestone payments received related to royalty rights	—	—	10.0	—
Non-GAAP tax adjustments(2)	—	(12.9)	—	(6.8)
Adjusted	$46.9	$18.8	$43.8	$6.8
As a % of reported net sales (1)	4.4%	1.8%	3.7%	0.5%
Adjusted effective tax rate		20.4%		7.3%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the three months ended June 29, 2024 and July 1, 2023 were $1,065.5 million and $1,193.1 million, respectively.
(2) Non-GAAP tax adjustments for the three months ended June 29, 2024 are primarily due to $11.9 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $25.7 million of tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives. Non-GAAP tax adjustments for the three months ended July 1, 2023 are primarily due to $14.3 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC 740 - Income Taxes, offset by the removal of $20.6 million of tax expense related to audit settlements.

TABLE III (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 29, 2024		Six Months Ended July 1, 2023
Consolidated Continuing Operations	Interest and Other	Income Tax Expense (Benefit)	Interest and Other	Income Tax Expense (Benefit)
Reported	$90.9	$(71.0)	$78.6	$19.0
As a % of reported net sales (1)	4.2%	(3.3)%	3.3%	0.8%
Effective tax rate		41.1%		70.8%
Pre-tax adjustments:
Amortization expense primarily related to acquired intangible assets	(1.1)	—	(1.1)	—
Milestone payments received related to royalty rights	—	—	10.0	—
Non-GAAP tax adjustments(2)	—	99.8	—	2.6
Adjusted	$89.6	$28.8	$87.6	$21.6
As a % of reported net sales (1)	4.2%	1.3%	3.7%	0.9%
Adjusted effective tax rate		20.2%		12.7%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Reported net sales for the six months ended June 29, 2024 and July 1, 2023 were $2,147.5 million and $2,374.8 million, respectively.
(2) Non-GAAP tax adjustments for the six months ended June 29, 2024 are primarily due to $40.3 million of tax expense on pre-tax non-GAAP adjustments, the interim tax accounting requirements in ASC 740 – Income Taxes, which include the removal of (1) $58.4 million tax impact related to an inter-company sale of intellectual property, (2) $6.0 million of tax expense related to the HRA Rare Disease business held-for-sale, (3) $3.6 million of tax benefit related to a partial valuation allowance release in Belgium, and (4) $3.3 million of tax benefit related to tax impact of termination of certain derivatives. Non-GAAP tax adjustments for the six months ended July 1, 2023 are primarily due to $26.7 million of tax expense related to pre-tax non-GAAP adjustments and the interim tax accounting requirements in ASC740 - Income Taxes, offset by the removal of (1) $20.6 million of tax expense related to audit settlements and (2) $3.0 million of tax expense related to a valuation allowance.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Three Months Ended June 29, 2024				Three Months Ended July 1, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$189.7	$15.0	$103.4	$69.3	$224.5	$16.9	$108.7	$97.7
As a % of reported net sales(1)	29.9%	2.4%	16.3%	10.9%	29.9%	2.3%	14.5%	13.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	7.6	—	(7.5)	15.1	4.5	—	(10.2)	14.7
Infant formula remediation	3.9	—	(0.9)	4.8	—	—	—	—
Restructuring charges and other termination benefits	0.1	—	—	2.2	—	—	—	1.2
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(0.1)	0.1	—	—	(0.5)	0.5
Adjusted	$201.3	$15.0	$94.9	$91.4	$229.0	$16.9	$98.0	$114.1
As a % of reported net sales	31.7%	2.4%	15.0%	14.4%	30.5%	2.3%	13.1%	15.2%

	Three Months Ended June 29, 2024				Three Months Ended July 1, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating (Loss) Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$205.0	$14.4	$142.6	$(10.3)	$203.6	$15.3	$173.7	$8.8
As a % of reported net sales(1)	47.5%	3.3%	33.1%	(2.4)%	46.0%	3.5%	39.3%	2.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	26.2	(0.2)	(16.3)	42.7	29.2	(0.2)	(25.5)	55.0
Impairment charges (2)	—	—	—	34.1	—	—	—	—
Restructuring charges and other termination benefits	—	—	—	24.2	—	—	—	5.9
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(0.4)	0.4
Adjusted	$231.3	$14.2	$126.3	$90.7	$232.8	$15.0	$147.7	$70.1
As a % of reported net sales	53.6%	3.3%	29.3%	21.0%	52.6%	3.4%	33.4%	15.8%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the three months ended June 29, 2024 and July 1, 2023 were $634.1 million and $750.8 million, respectively. CSCI reported net sales for the three months ended June 29, 2024 and July 1, 2023 were $431.3 million and $442.4 million, respectively.
(2) At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.

TABLE IV (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)

	Six Months Ended June 29, 2024				Six Months Ended July 1, 2023
Consumer Self-Care Americas	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$343.3	$31.3	$208.4	$85.0	$435.3	$34.9	$217.1	$181.0
As a % of reported net sales (1)	26.9%	2.5%	16.3%	6.6%	28.7%	2.3%	14.3%	12.0%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	12.2	—	(17.5)	29.7	8.3	—	(20.3)	28.6
Restructuring charges and other termination benefits	0.3	—	—	18.7	0.1	—	—	2.4
Infant formula remediation	8.8		(1.8)	10.5	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	(0.2)	0.2	—	—	(1.3)	1.3
Adjusted	$364.5	$31.3	$189.0	$144.1	$443.7	$34.9	$195.5	$213.2
As a % of reported net sales (1)	28.5%	2.5%	14.8%	11.3%	29.3%	2.3%	12.9%	14.1%

	Six Months Ended June 29, 2024				Six Months Ended July 1, 2023
Consumer Self-Care International	Gross Profit	R&D Expense	DSG&A Expense	Operating Income	Gross Profit	R&D Expense	DSG&A Expense	Operating Income
Reported	$409.2	$27.0	$292.1	$16.2	$406.6	$28.3	$342.3	$30.0
As a % of reported net sales (1)	47.1%	3.1%	33.6%	1.9%	47.3%	3.3%	39.8%	3.5%
Pre-tax adjustments:
Amortization expense related primarily to acquired intangible assets	54.4	(0.4)	(32.0)	86.8	54.4	—	(52.3)	106.7
Restructuring charges and other termination benefits	—	—	—	39.8	—	—	(0.7)	6.7
Impairment charges (2)	—	—	—	34.1	—	—	—	—
Acquisition and integration-related charges and contingent consideration adjustments	—	—	—	—	—	—	(1.5)	1.5
(Gain) loss on divestitures	—	—	—	—	—	—	4.6	(4.6)
Adjusted	$463.6	$26.6	$260.1	$176.8	$461.0	$28.3	$292.3	$140.3
As a % of reported net sales (1)	53.3%	3.1%	29.9%	20.3%	53.6%	3.3%	34.0%	16.3%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) CSCA reported net sales for the six months ended June 29, 2024 and July 1, 2023 were $1,278.3 million and $1,514.4 million, respectively. CSCI reported net sales for the six months ended June 29, 2024 and July 1, 2023 were $869.3 million and $860.4 million, respectively.
(2) At June 29, 2024, we determined the carrying value of the Rare Disease net assets held for sale exceeded their fair value less cost to sell, resulting in an impairment charge of $12.0 million. We also recorded a goodwill impairment charge of $22.1 million resulting in a total impairment charge of $34.1 million.

TABLE V
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
Consolidated Continuing Operations	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Net Sales	$1,065.5	$1,193.1	(10.7)%	$2,147.5	$2,374.8	(9.6)%
Less: Currency impact(1)	(11.0)	—	(0.9)%	(14.0)	—	(0.6)%
Constant currency net sales	$1,076.5	$1,193.1	(9.8)%	$2,161.5	$2,374.8	(9.0)%
Less: Exited product lines(2)	5.2	13.5	(0.6)%	11.2	34.7	(0.9)%
Organic net sales	$1,071.3	$1,179.6	(9.1)%	$2,150.3	$2,340.1	(8.1)%

	Three Months Ended			Six Months Ended
Consumer Self-Care Americas	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Net Sales	$634.1	$750.8	(15.5)%	$1,278.3	$1,514.4	(15.6)%
Less: Currency impact(1)	(0.2)	—	—%	(0.2)	—	—%
Constant currency net sales	$634.4	$750.8	(15.5)%	$1,278.4	$1,514.4	(15.6)%
Less: Exited product lines(2)	—	3.5	(0.4)%	0.2	13.0	(0.7)%
Organic net sales	$634.4	$747.3	(15.1)%	$1,278.2	$1,501.4	(14.9)%

	Three Months Ended			Six Months Ended
Consumer Self-Care International	June 29, 2024	July 1, 2023	% Change	June 29, 2024	July 1, 2023	% Change
Net Sales	$431.3	$442.4	(2.5)%	$869.3	$860.4	1.0%
Less: Currency impact(1)	(10.8)	—	(2.4)%	(13.8)	—	(1.6)%
Constant currency net sales	$442.1	$442.4	(0.1)%	$883.0	$860.4	2.6%
Less: Exited product lines(2)	5.3	10.1	(1.1)%	11.0	21.7	(1.3)%
Organic net sales	$436.8	$432.3	1.0%	$872.0	$838.7	3.9%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
(2) Exited product lines represents strategic actions taken across multiple product categories as part of our Supply Chain Reinvention Program, primarily driven by exited products within the Skincare category in CSCA and CSCI, the Nutrition category in CSCA and Upper Respiratory in CSCA and CSCI.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
CSCA Net Sales(1)	June 29, 2024	July 1, 2023	Change		June 29, 2024	July 1, 2023	Change
Digestive Health	$126.0	$126.1	$(0.1)	(0.1)%	$248.2	$250.1	$(1.9)	(0.8)%
Upper Respiratory	118.8	137.3	(18.5)	(13.4)%	249.1	291.0	(41.9)	(14.4)%
Nutrition	86.1	168.1	(82.0)	(48.8)%	176.7	306.6	(129.9)	(42.4)%
Pain and Sleep-Aids	81.6	96.7	(15.1)	(15.6)%	164.2	200.1	(35.9)	(17.9)%
Oral Care	73.2	75.5	(2.3)	(3.0)%	137.9	158.8	(20.9)	(13.2)%
Healthy Lifestyle	69.1	66.5	2.6	3.9%	140.4	139.9	0.5	0.4%
Skin Care	57.1	61.8	(4.7)	(7.7)%	106.7	131.6	(24.9)	(18.9)%
Women's Health	16.8	12.8	4.0	31.4%	44.0	25.1	18.9	75.3%
VMS and Other CSCA	5.4	6.0	(0.6)	(8.7)%	11.1	11.2	(0.1)	(0.9)%
Total CSCA Net Sales	$634.1	$750.8	$(116.7)	(15.5)%	$1,278.3	$1,514.4	$(236.2)	(15.6)%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.

(1) We updated our global reporting product categories as a result of legacy sales being moved out of Other CSCA and into respective categories. These product categories have been adjusted retroactively to reflect the changes and have no impact on historical financial position, results of operations, or cash flows.

Primary CSCA Second Quarter Category Drivers:

•Digestive Health: Net sales of $126 million decreased 0.1% as higher volumes of antacid products, including Famotidine and Esomeprazole, and laxative products, including Polyethylene Glycol, were more than offset by lower volume of Omeprazole and 0.8 percentage points reduction from exited product lines and portfolio optimization actions.

•Upper Respiratory: Net sales of $119 million decreased 13.4% due primarily to lower consumer demand for cough cold and allergy products. The category was also impacted by 8.4 percentage points reduction from exited product lines and portfolio optimization actions, in addition to net lost distribution of lower margin products. These dynamics more than offset strong double-digit growth of Nasonex®.

•Nutrition: Net sales of $86 million decreased 48.8% due primarily to lower shipments to customers as the company works through its infant formula plant remediation plans, in addition to a 0.4 percentage points reduction from exited product lines.

•Pain & Sleep-Aids: Net sales of $82 million decreased 15.6% due primarily to net lost distribution of lower margin products, in addition to a 1.1 percentage point reduction from exited product lines and purposeful SKU prioritization actions.

•Oral Care: Net sales of $73 million decreased 3.0% due primarily to lower distribution at specific retail customers partially offset by higher net sales of Reach® and Firefly® toothbrushes.

•Healthy Lifestyle: Net sales of $69 million increased 3.9% due primarily to higher net sales of nicotine lozenges, including the new product launch of the Nicotine Ice Mint Lozenge.

•Skin Care: Net sales of $57 million decreased 7.7% due primarily to lower contract manufacturing sales and a 2.2 percentage point reduction from exited product lines and portfolio optimization actions. These dynamics more than offset strong double-digit growth of Mederma®.

•Women's Health: Net sales of $17 million increased 31.4% due primarily to the recent launch of Opill®, which was partially offset by a 5.2 percentage point reduction from exited product lines.

•Vitamins, Minerals, and Supplements ("VMS") and Other: Net sales of $5 million decreased 8.7%.

TABLE VI (Continued)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Constant Currency Change (1)	Six Months Ended				Constant Currency Change (1)
CSCI Net Sales	June 29, 2024	July 1, 2023	% Change	Currency Impact (1)		June 29, 2024	July 1, 2023	% Change	Currency Impact (1)
Skin Care	$127.7	$123.0	3.8%	4.8%	8.7%	$242.4	$206.4	17.4%	4.3%	21.7%
Healthy Lifestyle	57.5	60.6	(5.2)%	5.0%	(0.2)%	122.1	127.0	(3.8)%	6.3%	2.4%
Upper Respiratory	50.7	64.9	(21.9)%	0.4%	(21.4)%	119.8	149.7	(20.0)%	(0.8)%	(20.7)%
Pain and Sleep-Aids	50.3	52.8	(4.8)%	0.1%	(4.7)%	101.7	102.7	(1.0)%	(1.8)%	(2.9)%
VMS	39.9	41.5	(3.9)%	1.0%	(2.9)%	84.5	89.3	(5.4)%	(0.1)%	(5.5)%
Women's Health	36.9	31.9	15.6%	1.3%	16.9%	68.9	61.0	13.0%	0.6%	13.6%
Oral Care	23.0	21.6	6.6%	0.2%	6.8%	51.7	50.7	2.0%	(1.1)%	0.9%
Digestive Health and Other CSCI	45.3	46.1	(1.5)%	1.3%	(0.2)%	78.1	73.6	6.1%	0.5%	6.6%
Total CSCI Net Sales	$431.3	$442.4	(2.5)%	2.4%	(0.1)%	$869.3	$860.4	1.0%	1.6%	2.6%
Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.
Primary CSCI Second Quarter Category Drivers:

•Skin Care: Net sales of $128 million increased 3.8%, or 8.7% excluding the impact of currency, due to strong growth in store brands and Compeed® driven by market share gains, higher net sales within the Sebamed® brand portfolio, and the absence of prior year distribution transitions.

•Upper Respiratory: Net sales of $51 million decreased 21.9%, or 21.4% excluding the impact of currency, due primarily to lower seasonal demand for cough cold and allergy products throughout Europe and supply constraints on several products.

•Healthy Lifestyle: Net sales of $58 million decreased 5.2%, or a decrease of 0.2% excluding the impact of currency, as higher consumption for anti-parasite products including Paranix®, were more than offset by lower category consumption in weight loss, impacting XLS Medical®.

•Pain & Sleep-Aids: Net sales of $50 million decreased 4.8%, or a decrease of 4.7% excluding the impact of currency, due primarily to lower net sales of Solpadeine®, due primarily to supply constraints, and lower net sales of store brand products due primarily to lower seasonal demand for pain products, partially offset by higher net sales of Tiger Balm® for muscle relief.

•VMS: Net sales of $40 million decreased 3.9%, or 2.9% excluding the impact of currency, due primarily to lower net sales of nutraceutical products, including Arterin® and Granufink®, stemming from lower consumption. These dynamics were partially offset by higher net sales of Abtei® and promotional phasing of Davitamon®.

•Women's Health: Net sales of $37 million increased 15.6%, or 16.9% excluding the impact of currency, due primarily to higher net sales of contraceptive products including EllaOne®, driven by market share gains and the absence of prior year distribution transitions.

•Oral Care: Net sales of $23 million increased 6.6%, or 6.8% excluding the impact of currency, due primarily to higher net sales of Plackers® and store brand offerings.

•Digestive Health and Other: Net sales of $45 million decreased 1.5%, or 0.2% excluding the impact of currency, as higher net sales of Clément® – Thékan® and Omron® were more than offset by lower net sales of Kijimea®.

TABLE VII
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSOLIDATED AND SELECTED SEGMENT INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended				Six Months Ended
Consolidated Continuing Operations	June 29, 2024	July 1, 2023	Total Change		June 29, 2024	July 1, 2023	Total Change
Adjusted gross profit	$432.5	$461.8	$(29.4)	(6.4)%	$828.0	$904.7	$(76.7)	(8.5)%
Adjusted gross margin	40.6%	38.7%		190 bps	38.6%	38.1%		50 bps
Adjusted operating income	$139.3	$137.3	$2.0	1.5%	$232.3	$256.8	$(24.6)	(9.6)%
Adjusted operating margin	13.1%	11.5%		160 bps	10.8%	10.8%		— bps
Infant formula YoY impact	20.8	—			67.5	—
Adjusted operating income excluding infant formula YoY impact	$160.1	$137.3		16.7%	$299.8	$256.8		16.7%
Adjusted EPS	$0.53	$0.63	$(0.10)	(15.9)%	$0.83	$1.08	$(0.25)	(23.1)%

Consumer Self-Care Americas
Adjusted gross profit	$201.3	$229.0	$(27.8)	(12.1)%	$364.5	$31.3	$(79.2)	(17.9)%
Adjusted gross margin	31.7%	30.5%		120 bps	28.5%	29.3%		(80) bps
Adjusted operating income	$91.4	$114.1	$(22.7)	(19.9)%	$144.1	$213.2	$(69.1)	(32.4)%
Adjusted operating margin	14.4%	15.2%		(80) bps	11.3%	14.1%		(280) bps

Consumer Self-Care International
Adjusted gross profit	$231.3	$232.8		(0.7)%	$463.6	$461.0	$2.6	0.6%
Adjusted gross margin	53.6%	52.6%		100 bps	53.3%	53.6%		(30) bps
Less: Currency impact(1)	(5.8)	—			(6.8)	—
Constant currency adjusted gross profit	$237.1	$232.8		1.8%	$470.4	$461.0	$9.4	2.0%
Adjusted operating income	$90.7	$70.1		29.5%	$176.8	$140.3	$36.5	26.0%
Adjusted operating margin	21.0%	15.8%		520 bps	20.3%	16.3%		400 bps
Less: Currency impact(1)	(3.4)	—			(4.8)
Constant currency adjusted operating income	$94.1	$70.1	$24.1	34.4%	$181.6	$140.3	$41.3	29.4%

Note: amounts may not add or recalculate due to rounding. Percentages are based on actuals.
(1) Currency impact is calculated using the exchange rates used to translate our financial statements in the comparable prior year period to show what current period US dollar results would have been if such currency exchange rates had not changed.